Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Maverick Tube Corporation for the registration of $250,000,000 of 1.875% Convertible Senior Subordinated Notes due 2025 and 6,160,150 Shares of Common Stock of Maverick Tube Corporation and to the incorporation by reference therein of our report dated March 2, 2005, except for Note 3, as to which the date is November 4, 2005, with respect to the consolidated financial statements and schedule of Maverick Tube Corporation and Subsidiaries included or incorporated by reference in its Current Report (Form 8-K) filed November 8, 2005 with the Securities and Exchange Commission, and our report dated March 2, 2005 with respect to Maverick Tube Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Maverick Tube Corporation and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed March 15, 2005 with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
St. Louis, Missouri
January 9, 2006